UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
April 18, 2008
(Date of report; date of
earliest event reported)
Commission file number: 0-51438
RESIDENTIAL CAPITAL, LLC
(Exact name of registrant as specified in its charter)

Delaware	20-1770738
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
One Meridian Crossings
Minneapolis, Minnesota
55423
(Address of principal executive offices)
(Zip Code)

(952) 857-8700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
As previously announced, Residential Capital, LLC (“ResCap”) and its parent, GMAC LLC (“GMAC”), are investigating various strategic alternatives related to all aspects of ResCap’s business, including extensions and replacements of existing secured borrowing facilities, and establishing additional sources of secured funding for ResCap’s operations. One potential source of new secured funding is credit secured by certain of ResCap’s mortgage servicing rights. To provide incremental liquidity for ResCap’s operations until longer-term financing is arranged, on April 18, 2008, Residential Funding Company, LLC (“RFC”) and GMAC Mortgage, LLC (“GMAC Mortgage”), both subsidiaries of ResCap, entered into a Loan and Security Agreement with GMAC, as lender, to provide RFC and GMAC Mortgage with a revolving credit facility with a principal amount of up to $750,000,000. To secure the obligations of RFC and GMAC Mortgage under the Loan and Security Agreement, RFC and GMAC Mortgage have pledged as collateral, their servicing rights and related contractual rights under certain pooling and servicing agreements and loan servicing agreements with respect to pools of first- and second-lien mortgage loans and home equity lines of credit. This funding will bear interest at a floating rate equal to one-month LIBOR plus 2.00%. RFC and GMAC Mortgage may request loans from the lender under the Loan and Security Agreement until October 17, 2008, at which point the loans mature, unless they are repaid earlier when a third-party lending facility is put in place secured by the servicing rights. RFC and GMAC Mortgage give representations, covenants and indemnities that are customary in similar facilities. ResCap has entered into a Guarantee pursuant to which it guarantees the payment by RFC and GMAC Mortgage of their obligations under the Loan and Security Agreement. On April 18, 2008, RFC and GMAC Mortgage borrowed $468,000,000 collectively under the Loan and Security Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESIDENTIAL CAPITAL, LLC (Registrant)
Dated: April 24, 2008	/s/ James N. Young
James N. Young
Chief Financial Officer